Exhibit 99.1

PPL Corporation Announces the Record Date and Distribution Date for the Spinoff of Its Energy Supply Competitive Power Generation Business

4/29/2015

ALLENTOWN, Pa., April 29, 2015 /PRNewswire/ -- PPL Corporation (NYSE: PPL) ("PPL") today announced the timing of and additional details regarding the spinoff of its competitive power generation business, PPL Energy Supply, LLC ("Energy Supply"), to PPL shareowners and the combination of that business with the competitive power generation business ("RJS Power") owned by affiliates of Riverstone Holdings LLC ("Riverstone") to form Talen Energy Corporation ("Talen Energy"). Immediately after the spinoff and combination, Talen Energy will be an independent, publicly traded company listed on the New York Stock Exchange ("NYSE") and will own and operate the combined competitive power generation businesses of Energy Supply and RJS Power, with PPL's shareowners owning 65% of Talen Energy's outstanding common stock and affiliates of Riverstone owning the remaining 35%.

Talen Energy Common Stock Distribution

The PPL board of directors has declared a pro rata distribution to PPL shareowners of all of the common stock of Talen Energy Holdings, Inc. ("HoldCo"), which as of the distribution date will be the parent company of Energy Supply, or 83,525,000 shares of HoldCo common stock. Immediately following the distribution, each share of HoldCo common stock will be converted into one share of Talen Energy common stock. The distribution is subject to the satisfaction or waiver of certain conditions described below. Each holder of shares of PPL common stock outstanding as of 5:00 p.m. New York City time on May 20, 2015, the record date set by PPL's board of directors, will be entitled to receive a number of shares of Talen Energy common stock on June 1, 2015, the distribution date. Based on the number of shares of PPL common stock outstanding as of March 31, 2015, the distribution ratio is expected to be approximately 0.125 shares of Talen Energy common stock for each share of PPL common stock. PPL will announce the definitive distribution ratio promptly after the record date.

PPL shareowners will not receive fractional shares of Talen Energy common stock. Instead, fractional shares of Talen Energy common stock will be aggregated and sold in the open market, with the net proceeds distributed pro rata in cash payments to the PPL shareowners who would otherwise receive a fractional share of Talen Energy common stock.

The distribution is subject to the satisfaction of certain conditions, including there being, subject to certain conditions, at least $1 billion of undrawn credit capacity under a revolving credit facility or similar facility available to Talen Energy and its subsidiaries (for purposes of which any letters of credit or other credit support measures posted in connection with energy marketing and trading transactions then outstanding shall not be considered as drawn against such facility).

Listing and Trading of Talen Energy Common Stock and PPL Common Stock

Talen Energy common stock is expected to begin trading on a "when-issued" basis on the NYSE under the symbol "TLN WI" beginning on May 18, 2015. On June 2, 2015, "regular way" trading of Talen Energy common stock under the symbol "TLN" is expected to begin. The CUSIP number for the Talen Energy common stock will be 87422J 105 when regular way trading begins.

PPL has been advised by the NYSE that from May 18, 2015 through the distribution date, there will be two markets for PPL common stock: a "regular way" market and an "ex-distribution" market. Shares of PPL common stock will continue to trade "regular way" on the NYSE under the symbol "PPL" through the distribution date of June 1, 2015 and thereafter. Any holders of shares of PPL common stock who sell PPL shares regular way on or before June 1, 2015 will also be selling their right to receive shares of Talen Energy common stock in the distribution and merger. Holders of shares of PPL common stock who sell in the "ex-distribution" market on or before June 1, 2015 (which will trade on the NYSE under the symbol "PPL WI"), will be selling only their shares of PPL common stock and will be retaining their right to receive shares of Talen Energy common stock in the distribution and merger. Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling PPL common stock on or before the distribution date.

No action or payment is required by PPL shareowners to receive the shares of Talen Energy common stock in the distribution and merger. Shareowners who hold PPL common stock on the record date will receive a book-entry account statement reflecting their ownership of Talen Energy common stock or their brokerage account will be credited with the Talen Energy shares.

The receipt of Talen Energy common stock in the distribution and merger will be tax-free to PPL shareowners for U.S. federal income tax purposes, except for the gain or loss attributable to cash received in lieu of fractional shares of Talen Energy common stock. PPL shareowners are urged to consult with their tax advisors with respect to the U.S. federal, state and local or foreign tax consequences, as applicable, of the distribution and merger.

The distribution agent, transfer agent, and registrar for Talen Energy common stock will be Wells Fargo Bank, National Association. For questions relating to the transfer or mechanics of the stock distribution, shareholders may contact Wells Fargo Bank, National Association via phone at 1-800-345-3085, or online at shareowneronline.com. If shares are held by a bank, broker or other nominee, shareholders should contact that institution directly.

About PPL Corporation

PPL Corporation, with 2014 revenues of $11.5 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. More information is available at www.pplweb.com.

Statements contained in this news release, including statements with respect to future earnings, cash flows, financing, regulation, operating performance and corporate strategy, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the proposed transaction; negative effects of the announcement or consummation of the proposed transaction; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

Contacts:
For news media: George C. Lewis, 610-774-4687
For financial analysts: Joseph P. Bergstein, 610-774-5609